EMPLOYMENT AGREEMENT

This employment agreement (hereinafter referred to as the “Agreement”) has been entered into this 1st day of March 2010 by and between SCM Microsystems, Inc., a Delaware corporation d/b/a Identive Group, having its principal executive offices at 1900-B Carnegie Ave., Santa Ana, CA 92705, United States of America (hereinafter together with all the companies directly and indirectly controlled by it referred to as the “Company”) and Felix Marx, an individual being resident at Inge-Morath-Strasse 42h, 8045 Graz-Andritz, Austria (hereinafter referred to as the “Executive”).

The Executive has been appointed Chief Operating Officer of the Company, responsible for direct reporting responsibility for all operating business units of the Company (other than those undergoing transition, restructure or those with minimal sales growth plans). In addition the Executive will play an integral role in shaping the overall strategy of the Company including in the area of M&A and after an initial reposition period shall also play an active role in investor and shareholder communication.

1. POSITION AND RESPONSIBILITIES

Executive shall serve the Company in the capacity of Chief Operating Officer and shall fully and faithfully perform such duties and exercise such powers as are incidental to such position including those duties set out in the following paragraphs in connection with the business of the Company and its affiliates.

Executive will work closely with the Company and its respective group companies generating strong organic growth in sales and profits is a crucial part of the success of Identive Group, in this role; the executive will have direct reporting responsibility for all operating business units of the company other than those undergoing transition, restructure or those with minimal sales growth plans. In addition the executive will play an integral role in shaping the overall strategy of the company including in the area of M&A and after an initial reposition period shall also play an active role in investor and shareholder communication.

Executive shall fully and faithfully perform such duties and fulfil such obligations, as are commensurate with his appointment as Executive. Executive shall devote his full attention by using his best efforts to apply his skills and experience to perform his duties hereunder and promote the interests of the business and projects of the Company.

The Executive acknowledges that he may be required to work beyond the normal work week for the proper performance of his duties, and that he shall not receive further remuneration in respect of such additional hours.

The Executive shall be normally based in Graz, Austria; however the Company will cover all of the Executive’s reasonable travel and communication costs to Wallisellen, Switzerland (the Multicard and Identive Group Services offices).

The Executive agrees to travel on the Company’s business as may be required for the proper performance of his duties under this Agreement.

2. COMPENSATION

a) Fixed salary: During the term of this Agreement, the Executive shall be paid an amount of Euro 204’000 per year, payable in 12 equal monthly instalments, as fixed salary, less the Executive’s share of social costs.

b) Bonus: For services rendered during the term of this Agreement the Executive shall be paid an annual bonus (hereinafter referred to as the “Bonus”) depending on EBIT growth both organic and acquisitive allowing for 100% of salary to be received 50% cash and 50% in shares of the Company with a 36 months lock up or deferral. The exact amount of the Bonus and the criteria for achieving the bonus shall be subject to change and shall be determined by the CEO & Chairman and the compensation committee of the Company.

c) Peak Bonus: For services rendered during the term of this Agreement the Executive shall be paid a peak bonus (hereinafter referred to as the “Peak Bonus”) on achieving further growth of the EBIT figure of the Company and the share price of the Company payable in 36 months options, vesting after 12 months equivalent in number to salary and bonus in US Dollar. For example if the annual salary amounts to US $ 100’000 and the Bonus to US$ 75’000 then the Executive will be entitled to get the equivalent of US$ 175’000 in share options. The Executive acknowledges and agrees that the exact structure of the Peak Bonus may have to be adjusted to fit with applicable law and stock exchange requirements, including the laws of Austria, and the requirements of the NASDAQ Stock Market and the Frankfurt Stock Exchange, and that the exact amount of the Peak Bonus and the criteria for achieving the Peak Bonus shall be subject to change and shall be determined by the CEO & Chairman and the compensation committee of the Company.

d) Bonus Offset. The breakup fee of Eighty Thousand Euro (€80,000) (the “break up fee”) that the Company shall pay the Executive within five (5) business days of the date hereof pursuant to the terms of the certain Termination Agreement and Release, dated the date hereof, among the Company, SCM Microsystems GmbH, and the Executive, shall be deducted from the future cash bonus payments that the Executive would otherwise be entitled to receive under Sections 2(b) and 2(c) hereof.

3. BENEFITS, PERQUISITES AND BUSINESS EXPENSES

a) The Executive shall be entitled to participate in any Stock Option Plan of the Company on such terms as may be determined by the Chairman or the Board of Directors of the Company.

b) The Executive shall be entitled to be reimbursed for all reasonable expenses incurred by the Executive in connection with the conduct of the business of the Company pursuant to this Agreement. Such expenses shall be reimbursed within thirty (30) days following presentation of sufficient evidence of such expenditures.

c) The Company shall provide the Executive with customary benefits which are subject to change from time to time at the discretion of the Company.

d) The Executive shall be entitled to five (5) weeks of paid vacation per annum in addition to all the local holidays in Austria.

e) The Company shall provide the Executive with a Company car in accordance with its Company Car policy which may also be used privately. According to Austrian tax regulations, in force from time to time, the private use is taxable as remuneration in kind, which shall be taken into consideration for the payroll. By mutual agreement the Executive may receive a respective car allowance instead of a company car according to the Company’s car guideline. The Company’s car guideline as in force from time to time shall apply additionally.

4. TERM AND TERMINATION

a) The initial term of this Agreement begins on March 1, 2010 and runs for a 24-month period (the “Initial Term”), which term may be extended for an additional 24-month period by the mutual consent of the parties hereto prior to the expiration of the Initial Term.

b) Termination by the Company or Executive without cause: The Company or the Executive shall be entitled to terminate this Agreement at any time without cause by giving the other party twelve (12) months prior written notice of the termination but the Company shall be required to continue to pay the Executive’s monthly fixed salary and the bonus payments pro rata until the end of the notice period.

c) Termination by the Company for cause: The Company shall be entitled to terminate this Agreement for cause at any time without notice and without any payment in lieu of notice. In the event of termination for cause, the Company’s obligations hereunder shall immediately cease and terminate and Executive shall be immediately relieved of all of his responsibilities and authorities as an officer, director and employee of the Company and as an officer, director and employee of each and every affiliate in the Company and in such an event there will be no continued monthly salary, fee or any other payments by the Company to the Executive. For purposes of this paragraph 4(c), “cause” shall include, without limitation, the following circumstances,

i)	The Executive has committed a criminal offence involving moral turpitude or has improperly enriched himself at the expense of the Company.

ii)	Executive, in carrying out his duties hereunder, (i) has been wilfully and grossly negligent, or (ii) has committed wilful and gross misconduct or, (iii) has failed to comply with a lawful instruction or directive from the CEO or the COO of the Company and which is not otherwise cured within thirty (30) days of notice of such breach,

iii)	The Executive has breached a material term of this Agreement and which is not cured within ninety (90) days.

Termination of this Agreement for cause shall be effective upon the date of the notice of termination given to the Executive and the lapse of any applicable cure period without remedy of the matters set out in such notice.

d) Effect of Termination: The Executive agrees that, upon termination of this Agreement for any reason whatsoever, Executive shall thereupon be deemed to have immediately resigned any position that Executive may have as an officer, director or employee of the Company and each and every affiliate of the Company. In such event, Executive shall, at the request of the Company or any affiliate in the Company, forthwith execute any and all documents appropriate to evidence such resignation. The Executive shall not be entitled to any payment in respect of such resignation in addition to those provided for herein, except as expressly provided for pursuant to any other agreement entered into with any affiliate in the Company.

d) Survival of Terms: It is expressly agreed that notwithstanding termination of this Agreement for any reason or cause or in any circumstances whatsoever, such termination shall be without prejudice to the rights and obligations of the Executive and the Company respectively in relation to the time up to and including the date of termination and the provisions of paragraphs 3(b), 7 and 8 of this Agreement, all of which shall remain and continue in full force and effect.

5. CONFIDENTIAL INFORMATION

a) The Executive agrees not to disclose, either during the term of this Agreement or at any time for a period of three years thereafter, to any person not employed by the Company or by any affiliate of the Company or not engaged to render services to the Company or to any affiliate in the Company, any trade secrets or confidential information of or relating to the Company or any affiliate of the Company obtained by the Executive during the term hereof; provided, however, that this provision shall not preclude the Executive from the use or disclosure of information known generally to the public (other than that which the Executive may have disclosed in breach of this Agreement) or of information required to be disclosed by law or court order applicable to the Executive or information authorized to be disclosed by the Chairman, CEO or the CFO of the Company.

b) The Executive also agrees that upon termination of this Agreement for any reason whatsoever, Executive will not take, without the prior written consent of the Chairman, CEO and CFO of the Company, any drawing, blueprint, specification, report or other document belonging or relating to the Company or to any affiliate in the Company.

6. NON-COMPETITION, NON-SOLICITATION

a) The Executive agrees that during the period of this Agreement, the Executive shall not engage in or participate in any entity in any industry that competes, directly or indirectly, with the businesses of the Company or any affiliate in the Company. The Executive agrees that during the period of this Agreement and for 12 months thereafter, the Executive shall not solicit any business or any employee or any consultant from the Company or any of its affiliates.

b) During the Term of this Agreement the Executive undertakes to seek the prior written approval of the Chairman, CEO of the Company before accepting any new board or advisory positions.

7. NOTICES

Any notices, requests, demands or other communications provided for by this Agreement shall be in writing and shall be sufficiently given when and if mailed by registered or certified mail, return receipt requested, postage prepaid, or sent by personal delivery, overnight courier or by facsimile to the party entitled thereto at the address stated at the beginning of this Agreement or at such other address as the parties may have specified by similar notice.

Any such notice shall be deemed delivered on the tenth business day following the mailing thereof if delivered by prepaid post or if given by means of personal delivery on the day of delivery thereof or if given by means of courier or facsimile transmission on the first business day following the dispatch thereof.

8. ASSIGNMENT

Except as herein expressly provided, the respective rights and obligations of the Executive and the Company under this Agreement shall not be assignable by either party without the written consent of the other party and shall, subject to the foregoing, ensure to the benefit of and be binding upon the Executive and the Company and their permitted successors or assigns. Nothing herein expressed or implied is intended to confer on any person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9. APPLICABLE LAW

This Agreement shall be deemed a contract under, and for all purposes shall be governed by and construed in accordance with the law of Austria. This Agreement has been drafted in English. In case of contradictions between the English version and a version prepared in any other language, the English version shall prevail.

10. ARBITRATION

In the event of any dispute, claim, question, or disagreement arising from or relating to this Agreement or the breach thereof, the parties hereto shall use their best efforts to settle the dispute, claim, question, or disagreement. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties. If they do not reach such solution within a period of 60 days, then, upon notice by either party to the other, all disputes, claims, questions, or differences shall be finally settled by arbitration administered by the American Arbitration Association in accordance with the provisions of its Commercial Arbitration Rules. The proceedings shall be held in the English language and the seat of the arbitral tribunal shall be in the city of Vienna, Austria, with one arbitrator and with each party bearing their own costs.

11. AMENDMENT OR MODIFICATION; WAIVER

No provision of this Agreement may be amended or waived unless such amendment or waiver is authorized by the Company (including any authorized officer or committee of the Board of Directors) and signed by the Executive. Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar breach, condition or provision at the same time or at any prior or subsequent time.

12. ENTIRE AGREEMENT

This Agreement contains the entire agreement between the parties hereto with respect to the matters herein and supersedes all prior agreements and understandings, oral or written, between the parties hereto, relating to such matters.

In witness whereof, the parties hereto have duly executed this Agreement in two counterparts on the date first above written.

SCM Microsystems, Inc.	EXECUTIVE
By: /s/ Ayman S. Ashour	By: /s/ Felix Marx

Name: Ayman S. Ashour	Name: Felix Marx

Title: Chairman of the Board